Exhibit 99.1

Pinnacle Airlines Corp. Purchases 2,492,060 Shares of Its Common Stock from Northwest Airlines Corp.

MEMPHIS – November 30, 2007 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company” or “Pinnacle”) announced today that it has purchased 2,492,060 shares of its outstanding common stock from Northwest Airlines Corp. (“Northwest”) at a purchase price of $13.22 per share, for total consideration of $32,945,033.  With the sale of these shares, Northwest is no longer a holder of any of the Company’s common stock.  Northwest still retains the Company’s Class A Preferred Share, which the Company has agreed to purchase from Northwest in January 2008.

With the completion of this transaction the Company has repurchased 4,450,092 shares of its common stock since authorizing a stock repurchase program in May 2007, reducing the total outstanding shares by approximately 20%.

“Completing this stock repurchase is beneficial for both Pinnacle and Northwest,” said Philip H. Trenary, the Company’s President and Chief Executive Officer.  “We have purchased these shares at a discount to current market prices, benefiting our remaining shareholders.  In addition, this transaction provides a means for Northwest to efficiently monetize its holdings in Pinnacle without significantly impacting the market for Pinnacle’s common stock.”

“While Northwest has sold the common stock it owns in Pinnacle, our business partnership with Pinnacle remains strong,” said J. Timothy Griffin, Executive Vice President, Marketing and Distribution of Northwest Airlines.  “With the restructuring of our Airline Services Agreement earlier this year, we no longer need to retain our ownership interest in Pinnacle to maintain our relationship.  Selling our remaining position in Pinnacle allows us to redeploy this capital for other strategic uses at Northwest.”

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc., and Colgan Air, Inc. Pinnacle Airlines, Inc. operates as Northwest Airlink with a fleet of 138 Canadair Regional Jets in the United States and Canada. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express with a fleet of 42 Saab 340 and 7 Beech 1900 turboprop regional aircraft. Pinnacle Airlines Corp., operating units fly over 1,000 daily flights and transport more than 10 million passengers a year to 134 cities and towns in North America. Visit www.pncl.com for further information.

Contact:
Joe Williams
901-346-6162
SOURCE: Pinnacle Airlines Corp.